Exhibit 23.2

June 17, 2013

Power Gala Corp.

4515 12th Avenue

Brooklyn, New York 11219

Gentlemen:

You have requested our opinion, as counsel for Power Gala Corp., a Delaware corporation (the “Company”), in connection with the amendment to the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 2,006,000 of the Company’s common stock, par value $0.0001 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock common stock to be sold by the selling security-holders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Code and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188

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